April 21, 2000
Ms. Deborah C. Hopkins
XXXXXXXX
XXXXX, XX XXXXX

Dear Debby:

It gives me great pleasure to offer you an Officer position within Lucent Technologies Inc. (hereinafter "Lucent" or the "Company"). This letter completely supersedes and replaces the prior offer of employment dated April 13, 2000. In addition to confirming my offer, this letter sets out the terms and conditions of your employment and outlines the current major features of Lucent's compensation and benefit plans and practices.

ASSUMPTION OF DUTIES: Effective on or about April 21, 2000, you will assume the position of Executive Vice President and Chief Financial Officer reporting to me. Your work location will be in Murray Hill, New Jersey.

OFFICER COMPENSATION COMPONENTS: The Company's fiscal year begins October 1 and ends September 30. During the fiscal year 2000 (i.e., the fiscal year commencing October 1, 1999), Officer compensation will consist of three components: base salary, Short Term Incentive Award, and stock options under the Long Term Incentive Program. These components are described below.

BASE SALARY: Your initial annual base salary will be $650,000. Officers are paid monthly at the end of each month. Your base salary will be reviewed from time to time in accordance with the Company's merit review process and may be increased, but will not be decreased by the Company.

LUCENT SHORT TERM INCENTIVE AWARD: The Lucent Short Term Incentive Plan consists of two awards: Lucent and Individual. The award structure is based 50% on Company performance (Lucent Award) and 50% on individual performance (Individual Award). Your target bonus opportunity is 100% of your base salary (i.e., 100% X $650,000 = $650,000).

Since you will be joining us after the beginning of the fiscal year, the Lucent and Individual Awards would normally be prorated for service during the fiscal year. However, solely for fiscal year 2000, the Company will guarantee that you will receive a Short Term Incentive Award at no less than target (i.e., $650,000). Awards for fiscal year 2000 are payable in December 2000. The amount in excess of the pro-rata amount will not be included as eligible earnings for benefit purposes under any employee or officer benefit plan.

LUCENT STOCK OPTIONS: In fiscal year 2001 (i.e., the year beginning October
2000), you will be eligible to receive annual stock option grants under the Lucent Technologies Inc. 1996 Long Term Incentive Program ("LTIP") commensurate with your position. The plan provides for supervisory assessment of your performance in awarding options. As with the Short Term Incentive, Long Term Incentives are closely linked with performance and with the Company's strategy to meet the challenges of an ever-changing marketplace.

The Company cannot guarantee continuation of the LTIP in its current format, nor can it guarantee annual grant levels to individual participants.

HIRING INCENTIVE: In order to encourage you to join Lucent and to address forfeitures from your current employer, the Company will provide you with the following:

     The Compensation Committee of the Board has approved a hiring grant of 650,000 stock options under the LTIP. The term of such options is ten years with vesting over a period of three years as follows: 33 1/3 % vesting on the first anniversary from the date of grant, 33 1/3% vesting on the second anniversary from the date of grant and 33 1/3% vesting on the third anniversary from the date of grant. The option price will be equal to 100% of the market price on date of grant. It is expected that half of such options will be granted on your hire date, and the remaining half will be granted 30 days later (or, if such day is not a trading day for Lucent stock, on the next preceding day that is a trading day). The specific terms of your stock options, subject to the Company's LTIP, will be contained in an individual Stock Option Agreement consistent with the general form that has been provided to you, as adjusted in accordance with the provisions of this offer letter.

     The Compensation Committee of the Board has approved a hiring grant of 120,000 Restricted Stock Units under the LTIP. Vesting for 70,000 of the Restricted Stock Units will be over a period of three years as follows:
     33 1/3% vesting on the first anniversary of the date of grant, 33 1/3% vesting on the second anniversary of the date of grant and 33 1/3% vesting on the third anniversary of the date of grant. The remaining 50,000 Restricted Stock Units will cliff vest four years after the date of grant (i.e., 100% will vest on the fourth anniversary of the date of grant). The grant will be made as of your hire date.

     The Company will pay you a cash sign-on bonus of $4,000,000, less applicable taxes, within two days after your hire date.

     The Company will work with Chase Bank, or another bank it may choose, to facilitate its approval of a mortgage on your new home in New Jersey of up to $1,500,000 (but not more than 50% of the value of the house) to you.

     You will be eligible for full relocation benefits at no after-tax cost to you, including reimbursement of exploratory trips, temporary housing for up to four (4) months and expenses of the actual physical move (but not including boat transportation). Commencing promptly upon your acceptance of this offer letter, you will make your reasonable best efforts to sell your current principal residence and your boat. Upon such sales, the Company will reimburse you for any loss you may suffer, determined with reference to your costs of acquiring and making capital improvements to the residence (estimated to be $1.934 million) and of acquiring the boat (estimated to be $298,000), as well as commissions, closing costs, and reasonable carrying costs for the residence and the boat (including actual interest charges, taxes, and insurance). You will keep the Company apprised of the progress of such sales efforts and advise it in advance of your intention to accept any offer. A relocation counselor will be immediately available to discuss your case.

The Company reserves the right to make adjustments to reflect the recently announced spin off. Any such adjustment will be consistent with adjustments generally made to options and Restricted Stock Units granted to similarly situated employees.

Amounts payable under the Hiring Incentive provision described above will not be included as eligible earnings for benefit purposes under any employee or officer benefit plan. Cash payments are conditioned on your being on the active payroll at the time the payments are due.

In the event of your voluntary resignation from the Company (other than for "Good Reason" as defined below), or termination by the Company of your employment for "Cause" (as defined below) within 24 months of your hire date, the Company will require your repayment of the $4,000,000 cash sign-on bonus. In the event of such resignation or termination within 12 months of your hire date, the Company will require your repayment of all amounts the Company has paid on your behalf for relocation.

SEVERANCE BENEFIT: In the event of any Company initiated termination other than for Cause or your termination of employment within three months of an event constituting Good Reason, (a) if either event occurs within 60 months from your hire date, you will be entitled to a severance payment equal to any accrued but unpaid base salary, vacation, and prior fiscal year bonus and two times the sum of your base salary plus target bonus in effect at the time of termination, such payment to be made in the month following the month of termination or at such other time as agreed upon, and (b) regardless of when either such event occurs, the following vesting provisions will apply to outstanding option and Restricted Stock Unit grants made to you within the first 60 months after your hire date, including grants that are part of the Hiring Incentive (but not to grants made after such 60-month period):

     All unvested options from grants of Lucent stock options made within the first 60 months after your hire date which are unexercised as of the date of termination will vest. All vested options from such grants will be exercisable until the earlier of 90 days from the termination date (which shall be adjusted by the Company in consideration of blackout dates) or the original expiration date of the options.

     All Restricted Stock Units from grants of Lucent Restricted Stock Units made within the first 60 months after your hire date which are unvested as of the date of termination will vest.

In addition, upon a termination of your employment by the Company following the first 60 months of your employment, you shall be entitled to severance benefits (except as provided above with respect to stock options and Restricted Stock Units) consistent with benefits then provided to other similarly situated officers.

The payments and vesting described above in this Severance Benefit provision will be conditioned upon you signing a release and agreement not to sue the Company or any affiliate of the Company. The form of this release and agreement will be Identical in all material respects to the form of release attached hereto as Exhibit A.

For purposes of this offer of employment, Cause shall be defined as follows: (1) your conviction (including a plea of guilty or nolo contendere) of a felony (other than a traffic violation or as a result of vicarious liability arising as a result of your position) or any material crime of theft, dishonesty or moral turpitude; or (2) gross omission or gross dereliction of any statutory or common law duty of loyalty to the Company which, if correctable, remains uncorrected for 30 days following written notice to you by the Company of the breach, or (3) knowing, intentional and material violation of Lucent's

Business Guideposts - the Company's Code of Conduct. Cause shall not include any act committed in the good faith performance of your duties, or activities for which you are indemnified under the Company's Certificate of Incorporation; provided, however, that the exclusion of the above from Cause in no way is intended to imply that such actions would not constitute a breach of the terms of this letter. Any termination for Cause may not be made more than 90 days after the Chairman of the Company first becomes aware of the Cause event.

For purposes of this offer of employment, Good Reason shall be defined as follows:

(i) the assignment to you by the Board of Directors or another Officer or representative of the Company of duties which represent a material decrease in responsibility and are materially inconsistent with the duties associated with the position described in this letter, as such duties are constituted as of the date of this letter, which, if correctable, remain uncorrected for 60 days following written notice to the Company by you of the breach; or

(ii) a material change in the terms and conditions of your employment, including a reduction by the Company of your annual base salary, a material decrease in your target opportunity for a Short-Term Incentive Award (other than the normal operation of the Company's incentive plans), any reduction in your job title, a material negative change in the level of officer to whom you report, a material change in geographic location (other than a change due to a change of less than 50 miles in the geographic location of the headquarters, which move includes the Chief Executive Officer), and a material change in the nature of scope of your authority from those applicable to the position of Executive Vice President and Chief Financial Officer on the date of this letter.

In addition, in the event of a Change in Control as such term is defined in the 1996 Long Term Incentive Program, any options and Restricted Stock Units granted to you at any time and outstanding and unvested as of the date such Change in Control is determined to have occurred shall become fully vested.

OFFICER AND GENERAL EMPLOYEE BENEFIT PLANS: Attachment B is a summary of benefits available to you under Lucent's officer and general employee benefits. For most programs, you will be covered immediately effective as of date of hire. A Benefits Consultant will personally meet with you to review Lucent's benefit plans.

You will be entitled to the same perquisites and fringe benefits, including vacation, business-related spousal travel expense reimbursement, and business-related expense reimbursement, provided to officers who are "named officers" of the Company under Securities and Exchange Commission rules. You will be a named person on the Company's golf club memberships.

CONFIDENTIALITY OF AGREEMENT: It is agreed and understood that you will not talk about, write about or otherwise disclose the terms or existence of this employment letter or any fact concerning its negotiation or implementation until it is filed with the Securities and Exchange Commission. You may, however, discuss the contents of this letter with your family, legal and/or financial counselor.

BENEFIT PLAN TERMS: The incentive plans, as well as the employee and officer benefit plans, programs and practices as briefly outlined in this letter, reflect their current provisions. Payments and benefits under these plans and programs, as well as other payments referred to in this letter, are subject to IRS rules and regulations with respect to withholding, reporting, and taxation, and will not be grossed-up unless specifically stated. The Company reserves the right to discontinue or modify any compensation, incentive, benefit, perquisite plan, program or practice; provided, however, that any such discontinuance or modification will affect you consistently with other employees in similar positions. Moreover, the very brief summaries contained herein are subject to the terms of such plans, programs and practices.

For purposes of the officer and employee benefits plans, the definition of compensation is as stated in the plans. Currently, pensions are based on base salary and Short Term Incentive Awards. Other benefits are based either on base salary or base salary plus Short Term Awards. All other compensation and payments reflected in this offer are not included in the calculation of any employee or officer benefits (except for the Lucent Deferred Compensation Plan which currently permits the deferral of certain incentives).

NON-COMPETITION: Certain Lucent benefit plans are subject to non-competition constraints. Such non-competition provisions will be invoked only if you become affiliated with one of no more than 11 companies (and their 50%-or-more owned affiliates) listed on a letter delivered to you by the Company prior to your termination of employment; provided, however, that any change in the identity of such companies made after the first letter is delivered to you shall not be effective if you terminate employment within 90 days of such delivery.

PROPRIETARY INFORMATION AND EMPLOYMENT LIMITATIONS: By acceptance of this offer, you agree that (1) no trade secret or proprietary information belonging to your previous employer will be disclosed or used by you at the Company, and that no such information, whether in the form of documents, memoranda, software, drawings, etc. will be retained by you or brought with you to the Company, and
(2) you have brought to the Company's attention and provided it with a copy of any agreement which may impact your future employment at the Company, including non-disclosure, non-competition, invention assignment agreements or agreements containing future work restrictions, and that you certify that you have no restrictions under any agreement of this type that would impact this assignment at Lucent (other than confidentiality obligations that are created by common law or statute). Lucent will not request that you violate any confidentiality obligation to, or use confidential information belonging to, your former employer.

This letter supersedes and completely replaces any prior oral or written communication on this subject. This letter contains the entire agreement between us and it may not be modified or terminated orally. Neither party may assign her or its rights and obligations hereunder. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at the Company is by mutual consent ("Employment-At-Will"). This means that employees have the right to terminate their employment at any time and for any reason. Likewise, the Company reserves the right to discontinue your employment with or without cause at any time and for any reason.

In the event you are successful in pursuing any claim or dispute arising out of this letter, the Company will pay all of your reasonable attorneys fees and costs. The Company will pay your legal and advisory fees incurred in connection with entering into this offer letter, up to a combined maximum of $25,000, upon presentation of invoices.

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If you agree with the foregoing, and affirm that there are no agreements or other impediments that would prevent you from providing the services contemplated hereunder to the Company, please sign this letter in the space provided below and mail the original executed copy to me by April 23, 2000. We agree that you may become involved in charitable activities and, with the consent of the Chief Executive Officer of the Company, serve on the boards and advisory committees of for-profit corporations.

Debby, I feel the package we have developed for you is attractive and anticipates that you will make a critical contribution to Lucent. As a Company, we have never been better positioned to take full advantage of the opportunities for growth and success in the marketplace. I look forward to having you join us. If you have any questions, please do not hesitate to call me, Curt Artis, Senior Vice President - Human Resources on XXX XXX-XXXX or Sally Egan, HR Vice President Employee and Business Services on XXX.XXX-XXXX.

Sincerely,

/s/ Richard A. McGinn
Richard A. McGinn
Chairman and Chief Executive Officer

/s/ Deborah C. Hopkins       April 21, 2000
--------------------------   --------------
Acknowledged and Agreed to:      Date
Deborah C. Hopkins

Attachments

                                                                       EXHIBIT A

                        CONFIDENTIAL SEPARATION AGREEMENT
                               AND GENERAL RELEASE

This Confidential Separation Agreement and General Release ("Agreement") is made this ____ day of ___________ by and between Lucent Technologies Inc. (hereinafter referred to as "Lucent" or "the Company") and __________ (hereinafter referred to as "Employee").

In consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

1. Employee understands that her employment with the Company will end on _______, _____. Employee understands that for the period of time through _______, _____, she will be eligible for a prorated fiscal year _____ Lucent Award and Individual Award. Employee will be expected to use any carryover vacation days from ____ and any accrued vacation days for _____ prior to ________, _____. However, in the event the needs of the business prevent Employee from scheduling all unused vacation, the Company will pay Employee in lieu of such days. The Company will extend financial counseling eligibility for three months following the termination date of ________, _____. The Company will provide Employee with the services of a senior counselor at Executive Career Management for a six-month period. In addition, Employee understands that subsequent to _______, _____, any entitlement to health and welfare benefits will be governed by the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA). The Company will pay for medical coverage for the first three months of COBRA coverage and Employee may continue coverage for an additional 15 months by paying the required premiums.

2. Employee agrees that she will execute this Agreement no earlier than _______, _____. In exchange for the covenants and consideration given by Employee under this Agreement, Lucent further agrees to pay Employee in a lump sum a payment of ____________ dollars ($_____), less applicable withholdings as required by law. [Specify amounts due under offer letter upon termination of employment.] The payment will be made after the applicable time, as specified in Paragraph 18, has expired. In addition, Employee will have the following rights with respect to her outstanding stock option grants and Restricted Unit Grants:
         [specify treatment under offer letter].

3. Payments set forth in Paragraph 2 and all salary payments will be paid notwithstanding the death of Employee.

4. Should employee become disabled pursuant to the terms of the Company's Sickness and Accident Disability Plan ("Plan") prior to _________, _____, she understands and agrees that any benefits received pursuant to the Plan will cease as of ________, _____, when she is terminated from Lucent's payroll.

5. Employee agrees that the terms of this Agreement are confidential to the extent they reflect terms not previously filed with the Securities and Exchange Commission, and she further agrees never to disclose such terms to any present or former Lucent employees or representatives, or any third parties, except as required by law or lawful court order. This prohibition does not preclude disclosure to Employee's immediate family, attorneys, accountants, financial or tax advisors, or any governmental taxing authority, or any potential employer (which disclosure is expressly limited to the provisions of paragraphs 6 and 8 hereof). Employee agrees to advise these individuals of the confidential nature of this Agreement and the facts giving rise to it as well as their obligations to maintain the confidentiality of this Agreement or the facts giving rise to it. In any event, if disclosure is sought by way of a request or demand for a judicial order, Employee shall give Lucent prompt written notice thereof, and Lucent may resist by all legitimate means any attempt, of any kind whatsoever, to compel disclosure or otherwise breach the confidentiality of the existence or terms of this Agreement or the amount to be paid hereunder. Employee affirms that as of the date she executes this Agreement she has not disclosed the nature or the terms of this Agreement, except as heretofore described.

6. Employee agrees that she shall not, without the written consent of the Senior Vice President - Human Resources of the Company, (1) within six months of her termination date become an employee, director or consultant of any of 11 competitors of the Company identified in a letter provided by the Company to Employee pursuant to the letter between the parties dated April 21, 2000, or (2) within twelve months of her termination date solicit or induce employees of the Company at an officer, executive or director level to leave the employment of the Company. If at any time within such period Employee violates any provision of this paragraph, any amounts remaining unpaid under the terms of this Agreement as well as any benefits provided for in the Agreement (other than those from tax qualified retirement or welfare plans), if any, shall be immediately forfeited, and any amounts already paid in accordance herewith, except for the sum of One Thousand Dollars ($1,000), shall, at the sole discretion of the Company, be required to be repaid by Employee to the Company within 10 business days of the Company's request in writing therefor. In any such case, except for the provisions of Paragraphs 2 and 6 hereof, all other provisions contained in this Agreement shall remain in full effect. This provision shall not affect the right of the Company to enforce any provisions relating to non-competition or non-solicitation which may appear in any other agreement, document or plan applicable to employee.

7. In accordance with his existing and continuing obligations to the Company, Employee agrees to return to the Company, on or before ___________, _____, all Company property or copies thereof, including, but not limited to, files, records, computer access codes, computer programs, instruction manuals, documents, business plans and other property which she received or prepared or helped to prepare in connection with her employment with the Company, and to assign to the Company all right, title and interest in such property, and any other inventions, discoveries or works of authorship created by Employee during the course of her employment; provided, however, that Employee may retain all home office equipment currently in her possession and her rolodex or similar phone directories. Employee agrees to provide the Company with a description of home office equipment (i.e., make and model) and serial numbers within ten (10) calendar days of her executing this Agreement. The Company will require purging of all Company information residing on such equipment. All Company provided remote access and internet access accounts or services will be terminated effective __________, _____.

8. Employee affirms her obligation to keep all proprietary Company information confidential and not to disclose it to any third party in the future except as required by a lawful court order. As used in this Agreement, the term "Proprietary Company Information" includes, but is not necessarily limited to, technical, marketing, business, financial or other information which constitutes trade secret information or information not available to competitors of the Company, the use or disclosure of which might reasonably be construed to be contrary to the interests of the Company.

9. During the two years after the termination date, Employee agrees that she shall not, directly or indirectly, intentionally defame or disparage the Company in a public forum or, with the intent to damage the Company, otherwise. During the two years after the termination date, neither the Company (acting in a formal capacity through an authorized representative) nor any officer or director of the Company shall, directly or indirectly, intentionally defame or disparage the Employee in a public forum or, with the intent to damage the Employee, otherwise.

10. Employee understands and agrees that a material violation of Paragraph 8, relating to the use or disclosure of Proprietary Company Information, within two (2) years of her termination of employment will be considered a material breach of this Agreement, for which Employee will forfeit any moneys not already paid under this Agreement and/or be obligated to return immediately all moneys which have already been paid under this Agreement - except $1,000.00. The provisions of this Paragraph in no way limit the Company's right to also commence an action for damages and/or pursue other legal or equitable remedies in the event Employee breaches any provision of this Agreement. In the event that the Company takes such action, all of Employee's other obligations under this Agreement shall remain in full force and effect.

11. In consideration for the payments set forth in this Agreement, Employee, on behalf of herself and her heirs, executors and/or assigns, waives, releases and forever discharges any and all claims and rights which she may have against Lucent and any of its subsidiaries or affiliated companies, and their respective successors and assigns, current and former officers, agents, board of directors members, representatives and employees, various benefits committees, and their respective successors and assigns, heirs, executors and personal and legal representatives (collectively referred to as "Lucent"), based on any act, event or omission occurring before her execution of this Agreement related to Employee's employment or termination thereof. Employee specifically waives, releases and forever discharges any and all claims arising from or relating to her employment or the termination thereof (including any claim for attorneys' fees) based on any act, event or omission occurring before she executes this Agreement including, but not limited to, any claims which could be asserted now or in the future, under: common law, including, but not limited to, breach of express or implied duties, wrongful termination, defamation, or violation of public policy; any policies, practices, or procedures of Lucent; any federal or state statutes or regulations including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. sec. 2000e et seq., the Civil Rights Act of 1866 and 1871, the Age Discrimination in Employment Act, 29 U.S.C. sec. 621 et seq., the Americans With Disabilities Act, 42 U.S.C. sec. 12101 et seq., the Employee Retirement Income Security Act, 29 U.S.C. sec. 1001 et seq., the New Jersey Law Against Discrimination and any state laws prohibiting discrimination; any contract of employment, expressed or implied; any provision of the United States or New Jersey Constitutions; and any provision of any other law, common or statutory, of the United States, the State of New Jersey or any other state. The foregoing release shall not cover rights of indemnification under the Company's Certificate of Incorporation or otherwise, rights to directors and officers liability insurance, rights to accrued pension and savings plan benefits, and rights under this Agreement.

12. Employee agrees to forever refrain from instituting, maintaining or prosecuting any claim, suit, action, proceeding or demand in any forum against Lucent or any of its subsidiaries or affiliates based upon any claims, controversies, actions, causes of action, obligations or liabilities of any nature whatsoever, whether or not now or hereafter known, suspected or claims which Employee ever had, now has or hereafter can have on account of any of the claims released and discharged under this Agreement. The foregoing shall not be violated by Employee being part of a class action, provided Employee opts out when given the opportunity to do so.

13. This Agreement shall not be construed as an admission by Lucent of any liability to Employee, and this Agreement shall not be offered, used or considered as evidence in any proceeding except to the extent necessary to enforce the terms of this Agreement. Lucent specifically denies any wrongdoing whatsoever with respect to Employee's employment or the termination thereof.

14. Employee and Lucent are bound by this Agreement. Anyone who succeeds to their rights and responsibilities, such as, in the case of Employee, her heirs or the executor of her estate, is also bound. This Agreement is made for the benefit of Lucent and all who succeed to its rights and responsibilities, such as any successors or assigns.

15. Except to the extent expressly provided herein, nothing in this Agreement shall be deemed to alter, amend, modify or otherwise affect any employee benefit, compensation or other plan, program or policy maintained by the Company or any provision thereof.

16. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable in any respect under the law of any state or of the United States of America, such unenforceability shall not the affect the validity or enforceability of any other provisions of this Agreement.

17. The construction, interpretation and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to Conflict of Laws principles.

18. Employee understands that, pursuant to the Older Workers Benefit Protection Act of 1990, she has the right to consult with an attorney before signing this Agreement, she has 21 days to consider the Agreement before signing it and she may revoke the Agreement within seven (7) calendar days after signing it. Notice of revocation should be sent to Senior Vice President - Human Resources. Employee further understands that the Agreement will not become effective or enforceable until the seven day revocation period has expired and that the payment provided in Paragraph 2 of this Agreement will not be paid until such period has expired.

19. This Agreement, consisting of twenty numbered paragraphs, constitute the entire agreement between the Company and Employee with respect to the subject matter hereof and shall not be amended, modified, or amplified without specific written provision to that effect, signed by both parties. No oral statement of any person shall, in any manner or degree, modify or otherwise affect the terms and provisions of this Agreement.

20. BY SIGNING THIS AGREEMENT, EMPLOYEE STATES THAT:

         a) SHE HAS READ IT AND UNDERSTANDS IT AND HAS HAD AT LEAST TWENTY-ONE
            (21) DAYS TO CONSIDER IT AND A PERIOD OF SEVEN (7) DAYS AFTER EXECUTING IT TO REVOKE SAME;

         b) SHE UNDERSTANDS IT AND KNOWS THAT SHE IS GIVING UP IMPORTANT RIGHTS, INCLUDING RIGHTS PROVIDED BY THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, FOR CONSIDERATION TO WHICH SHE WAS NOT ALREADY OTHERWISE ENTITLED;

         c) SHE AGREES WITH EVERYTHING IN IT;

         d) SHE IS AWARE OF HER RIGHT TO CONSULT AN ATTORNEY BEFORE SIGNING IT; AND HAS BEEN SO ADVISED

         e) SHE HAS SIGNED IT KNOWINGLY AND VOLUNTARILY.

Witnesses:

------------------------------------   ---------------------------   -----------
                                       Employee                      Date

------------------------------------   ---------------------------   -----------
                                       For the Company               Date

THIS IS A LEGAL AGREEMENT, RELEASE
AND COVENANT NOT TO SUE
READ CAREFULLY BEFORE SIGNING

                                                                    ATTACHMENT B

                          OFFICER LEVEL BENEFIT SUMMARY
                  COMBINES EMPLOYEE AND OFFICER LEVEL BENEFITS

Lucent provides IMMEDIATE coverage under the Medical Expense Plan, Prescription Drug Program, Dental Expense Plan and Vision Care Plan. Below are highlights of the Plans:

--------------------------------------------------------------------------------
                        Provides a variety of options to provide the highest value medical coverage. Employees contribute to the cost of benefits. Choices and features of the Plan include:

                        POINT OF SERVICE - employee can go "in-network" and pay a small co-payment or "out-of-network" and see your doctor of choice. Monthly pre-tax cost for 2000: $12.00 individual; $34.00 two-person or $54.00 family.

                        HMO - Offers access to certain HMO's throughout the
       MEDICAL          country. If you enroll in an HMO, your benefits -
       EXPENSE          including mental health/chemical dependency will be
         PLAN           delivered and governed by that HMO. Cost varies
                        depending on HMO.

                        ENHANCED INDEMNITY (Offered only if you live inside of POS area) - Coverage is 90% of the allowable amount after you meet a $200 per individual, $400 per two-person or $600 per family annual deductible. Out of-pocket maximum also apply. 2000 monthly pre-tax cost:
                        $41.00 individual; $103.00 two-person or $164.00 family.

                        DECLINE LUCENT MEDICAL: You must be covered by a non-Lucent sponsored medical plan to elect this option. In addition, you will not be able to participate in a Lucent medical option until January 1, 2001, unless you have a qualified change of family status. If you elect this option, you will receive $40.00 per month in your check.

                        NOTE: Spouses and children under the age of 23 can be enrolled in all of the above plans.

--------------------------------------------------------------------------------
                        Provides three ways of obtaining prescriptions:
    PRESCRIPTION        1. Participating pharmacies
        DRUG            2. Non-participating pharmacies
      PROGRAM           3. National Rx Mail Service Pharmacy which is a separate
                           program administered by Merck-Medco Managed Care, Inc.

--------------------------------------------------------------------------------
      DENTAL            Standard Option covers diagnostic and preventive
      EXPENSE           services at 100% of reasonable and customary charges.
       PLAN

--------------------------------------------------------------------------------
      VISION            Provides a portion of the cost for routine eye exams,
    CARE PLAN           prescription lenses, and frames and prescription contact
                        lenses.
--------------------------------------------------------------------------------

Terms and conditions of Employee and Officer plans, programs and practices, are subject to change by the Company. The above is only a very brief outline of such benefit plans, programs and practices. Actual entitlements will be determined by the legal documents governing these plans, programs, and practices. If there is any conflict between the information presented in this outline and such legal documents, the legal documents will govern.

2/1/2000 Page 1

                                                                    ATTACHMENT B

                          OFFICER LEVEL BENEFIT SUMMARY
                  COMBINES EMPLOYEE AND OFFICER LEVEL BENEFITS

--------------------------------------------------------------------------------
        CAR             Monthly car allowance of $1,400 is provided to Officers
     ALLOWANCE

--------------------------------------------------------------------------------
      DEFERRAL          Option to defer Short Term Incentives. For cash awards
        PLAN            the crediting rate will be 120% of the 10 year US
                        Treasury Note rate (currently about 7.5% annually).
                        Interest will be credited quarterly. The Board of Directors may change these rates at their sole discretion.

--------------------------------------------------------------------------------
                        $2,000,000 company provided coverage. Employee will
       LIFE             receive imputed income annually.
    INSURANCE
                        Up to 5 x annual base salary. Employee Paid Supplemental
                        Variable Universal Life Insurance Program which will allow income tax free investment opportunities and may be continued after age 65.

--------------------------------------------------------------------------------
                        Immediately eligible to enroll and immediately eligible
                        to receive company matching contributions on the first
     LONG TERM          6% of eligible pay contributed to the Plan. Company
      SAVINGS           match is comprised of a guaranteed company match of 50
       PLAN             cents for each $1.00 contributed to the Plan.

                        There is also a variable match which will range from 0 to $1.00, depending on Company performance and the Board's discretion. The variable match will be credited on an annual basis.

--------------------------------------------------------------------------------
     FINANCIAL          Immediately eligible to enroll in Financial Counseling
    COUNSELING          program utilizing one of three approved firms
     PROGRAM            (Pricewaterhouse Coopers, Asset Management Group, or
                        Ayco) for investment advice, tax advice and preparation, estate planning, will and trust preparation.

--------------------------------------------------------------------------------
    SHORT TERM          52 weeks at full salary
    DISABILITY

--------------------------------------------------------------------------------
     LONG TERM          Automatically covered up to 60% of salary if you are
    DISABILITY          disabled

--------------------------------------------------------------------------------

Terms and conditions of Employee and Officer plans, programs and practices, are subject to change by the Company. The above is only a very brief outline of such benefit plans, programs and practices. Actual entitlements will be determined by the legal documents governing these plans, programs, and practices. If there is any conflict between the information presented in this outline and such legal documents, the legal documents will govern.

2/1/2000 Page 2

                                                                    ATTACHMENT B

                          OFFICER LEVEL BENEFIT SUMMARY
                  COMBINES EMPLOYEE AND OFFICER LEVEL BENEFITS

--------------------------------------------------------------------------------
     PENSION            Eligible to participate in the Account Balance Plan
     BENEFITS           under Lucent Management Pension Plan. Contributions are
                        based on actual earned base pay. Effective 1/1/2001, Lucent will automatically establish an account under the Plan in your name and your account will grow annually with credits based on the following schedule:

                                % OF PAY BASED ON AGE
                                ---------------------
                              21 - less than 30   3.00%
                              30 - less than 35   3.75%
                              35 - less than 40   4.50%
                              40 - less than 45   5.50%
                              45 - less than 50   6.75%
                              50 - less than 55   8.25%
                                      55+        10.00%
                        Notes:
                           Vesting occurs after completing 5 years of service. Interest is credited on the last business day of each year
                           Amounts in excess of the federal limits (i.e., $170,000 in 2000) on compensation will be covered under the Lucent Supplemental Pension Plan.

--------------------------------------------------------------------------------
     EMPLOYEE
       STOCK            Immediately eligible to purchase shares of Lucent stock
     PURCHASE           at a 15% savings.
       PLAN

--------------------------------------------------------------------------------
     VACATION Officers hired in 2000 will be eligible to a prorated number of vacation days using a monthly vesting schedule and immediately eligible to a prorated number of scheduled holidays, personal days and floating holidays. Thereafter, officers are eligible for 25 vacation days on an annual basis.

--------------------------------------------------------------------------------

Terms and conditions of Employee and Officer plans, programs and practices, are subject to change by the Company. The above is only a very brief outline of such benefit plans, programs and practices. Actual entitlements will be determined by the legal documents governing these plans, programs, and practices. If there is any conflict between the information presented in this outline and such legal documents, the legal documents will govern.

2/1/2000 Page 3

                                                                    ATTACHMENT B

                          OFFICER LEVEL BENEFIT SUMMARY
                  COMBINES EMPLOYEE AND OFFICER LEVEL BENEFITS

In addition, employees can immediately elect to participate in the following benefit plans: (Employee contributions required):

--------------------------------------------------------------------------------
    LONG TERM           Because long-term care is so expensive, Lucent offers
       CARE             you and your eligible family members the opportunity to
                        purchase coverage at group rates through MetLife.

--------------------------------------------------------------------------------
    ACCIDENTAL          Provides additional coverage if you die or sustain
       LOSS             certain injuries as the result of a qualifying accident
    INSURANCE           on or off the job. Employee can purchase 1/2 - 6 times
                        total annual pay.

--------------------------------------------------------------------------------
    DEPENDENT           Provides accidental loss insurance for your dependent
    ACCIDENTAL          spouse: Employee can purchase coverage for $25,000,
       LOSS             $50,000, $75,000 or $100,000. In addition, employee can
    INSURANCE           choose one of these dependent accident loss insurance
                        options for your dependent children: $5,000 or $10,000.

--------------------------------------------------------------------------------

Terms and conditions of Employee and Officer plans, programs and practices, are subject to change by the Company. The above is only a very brief outline of such benefit plans, programs and practices. Actual entitlements will be determined by the legal documents governing these plans, programs, and practices. If there is any conflict between the information presented in this outline and such legal documents, the legal documents will govern.

2/1/2000 Page 4